Exhibit 99.1

Press Release dated June 15, 2005, announcing the resignation of Peter Friedli from the Company’s Board of Directors

VantageMed Announces Resignation of Independent Director

RANCHO CORDOVA, Calif.—June 15, 2005—VantageMed Corporation (OTCBB: VMDC.OB) announced today the resignation of Peter Friedli from the Company’s Board of Directors effective June 10, 2005.  Mr. Friedli, who served on the Company’s Board since September 1999, resigned to manage his other interests.  Mr. Friedli was also a member of the Board’s Compensation Committee.

Mr. Friedli, who is based in Switzerland, has been the principal of Friedli Corporate Finance, Inc., a venture capital firm, since its inception in 1986 and is President of New Venturetec, a public investment company in Switzerland.

The Board expects to fill the Board seat left vacant by Mr. Friedli in the third quarter of 2005.  “On behalf of the Board and VantageMed’s management team, I would like to thank Peter for his many years of service to VantageMed.  We look forward to Peter’s continuing support of VantageMed,” said Mr. Curd, VantageMed’s Chief Executive Officer.

About VantageMed

VantageMed is a trusted provider of healthcare software products and services to more than 18,000 physician, anesthesiologists and behavioral health providers nationwide. These providers use VantageMed’s core products including ChartKeeper Computerized Medical Records software as well as RidgeMark, Northern Health and Therapist Helper Practice Management products which are all supported by SecureConnect electronic transaction services. VantageMed is dedicated to providing these cost effective, easy to use solutions that empower healthcare providers and their staff with the tools and data they need to improve productivity and reimbursements. For more information about VantageMed and our products, please call 877-879-8633, ext 4824, or visit our Website at www.vantagemed.com.

This press release may be deemed to contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “should”, “expect,” “will,” “intends,” and similar words and phrases which denote future events and which may depend on the future performance of the Company. Our assumptions underlying these statements are also “forward-looking” statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements.  These risks and uncertainties include risks related to our failure to timely and successfully develop, market and implement systems for our customers, generate revenues and cash from sales of our products.  Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports filed with the SEC and available on its website at www.sec.gov.

INVESTOR RELATIONS CONTACT:

Kalt Rosen & Company

Howard Kalt or Neal Rosen

(415) 397-2686

investor@vantagemed.com

MEDIA CONTACT:

VantageMed Corporation

Jennifer Morgano

(877) TRY-VMED, ext. 4851

media@vantagemed.com